AMENDED AND RESTATED MORAN LAKE AGREEMENT

THIS  made  1st day of March, 2005.

BETWEEN:

LEWIS MURPHY, of 32 Miller's Road, Conception Bay South, Newfoundland, A1W 2J6.

("Optionor")

AND:

CROSSHAIR EXPLORATION & MINING CORP., of Suite 2300, 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X2.

("Crosshair")

A.

The Optionor and Crosshair entered into an agreement (the "Original Moran Lake Agreement") dated the 14th of October, 2004;

B.

The Optionor holds additional mineral licenses listed in Schedule A (the “New Licenses”) which the Optionor has agreed to option to Crosshair on the understanding that they be made subject to the same agreement as the original mineral licenses under the Original Moran Lake Agreement;

C.

The Parties have agreed to enter into this Amended and Restated Moran Lake Agreement to include both the original and the new licenses, which are all included in Schedule "A" hereto and referred to collectively  herein as the "Property"; and

D.

The Optionor desires to option the Property to Crosshair and Crosshair is desirous of optioning the said Property upon the terms and subject to the conditions herein contained.

NOW THEREFORE in consideration of the premises and of the mutual covenants and provisos herein contained, the parties hereto agree as follows:

1.

Grant of Option

In order for Crosshair to exercise the option (the “Option”) and earn a 90% interest in the Property, subject to a 2% NSR , Crosshair must, over the five year period (the “Option Period”) commencing on the date (the "Approval Date") the TSX Venture Exchange (the “TSX”) approved the Original Moran Lake Agreement, being November 10, 2004, carry out $3,000,000 in Eligible Exploration Expenditures (defined below) on the Property, issue 1,600,000 common shares of Crosshair (the “Shares”), pay an aggregate of $575,000 and complete a bankable feasibility study (with a copy to the Optionor)  for the Commencement of Commercial Production on the Property (as hereinafter defined) within 24 months of completion of the aforementioned obligations, all as more particularly described below.

Crosshair acknowledges that the remaining 10% interest in the Property held by the Optionor shall be a fully carried interest through to the Commencement of Commercial Production. During this Agreement the Optionor will not have any obligations or be liable for any expense or charge of any kind, including, but not limited to, any potential environmental liabilities or reclamation in relation to the Property.

During the option period and thereafter, Crosshair agrees  to indemnify and save the Optionor harmless from all claims and demands, costs, damages, actions, suits or other proceedings whatsoever arising out of or in any way attributable to Crosshair’s work, use and management within, upon, under or related to the Property.

2.

Work Expenditures

In order to keep the Option in good standing, Crosshair shall incur during the Option Period, not less than $3,000,000 in Eligible Exploration Expenditures on the Property as follows:

(a)

$100,000 on or before the first anniversary of the Approval Date;

(b)

an additional $300,000 on or before the second anniversary of the Approval Date;

(c)

an additional $500,000 on or before the third anniversary of the Approval Date;

(d)

an additional $800,000 on or before the fourth anniversary of the Approval Date; and

(e)

an additional $1,300,000 on or before the fifth anniversary of the Approval Date.

Any expenditure above the minimum annual work expenditures may be carried forward to subsequent years.

3.

Share Payments

In order to keep the Option in good standing, Crosshair shall, in addition to the $3,000,000 in Eligible Expenditures and $575,000 in cash referred to in sections 2 and 4 herein, make the following free trading Share payments to Optionor:

(a)

On signing of the Original Moran Lake Agreement, 250,000 Shares to be delivered to counsel for the Optionor, in trust, with appropriate Power of Attorney, for unconditional release to the Optionor on the Approval Date (acknowledged by the Optionor to have been received);

(b)

100,000 shares upon the date (the "Second Approval Date") of TSX approval for this Amended and Restated Moran Lake Agreement;

(c)

First Year Share payment - 250,000 Shares issuable on the Approval Date (acknowledged by the Optionor to have been received);

(d)

Second Year Share payment -   250,000 Shares;

(e)

Third Year Share Payment -     250,000 Shares;

(f)

Fourth Year Share Payment -     250,000 Shares;

(g)

Fifth Year Share Payment -       250,000 Shares;

4.

Cash Payments

In order to keep the Option in good standing, Crosshair shall, in addition to the Share issuances and Eligible Expenditures referred to in sections 2 and 3 herein, make the following Cash payments to the Optionor:

(a)

$25,000 on signing of the Original Moran Lake Agreement as a non refundable payment (acknowledged by the Optionor to have been received);

(b)

First Year Cash Payment -$50,000 within five business days of the Approval Date, or sixty days following the date of the Original Moran Lake Agreement, whichever is sooner (acknowledged by the Optionor to have been received);

(c)

$25,000 upon signing of this Amended and Restated Moran Lake Agreement;

(d)

Second Year Cash Payment -     $100,000 on or before the 1st anniversary of the Approval Date;

(e)

Third Year Cash Payment -     $100,000 on or before the 2nd anniversary date of the Approval Date;

(f)

Fourth Year Cash Payment -   $125,000 on or before the 3rd anniversary of the Approval Date

(g)

Fifth Year Cash Payment      - $150,000 on or before the 4th  anniversary of the Approval Date; and

(h)

Sixth and subsequent years until Commencement of Commercial Production - $200,000 per year advance royalty on or before the annual anniversary of the Approval Date.

5.

Covenants of Crosshair

During the currency of this Agreement, Crosshair shall:

(a)

be the manager (the “Operator”) of the exploration programs on the Property, but at no cost or charge to the Optionor.

(b)

carry out and record work for assessment purposes and file such work with the Newfoundland Department of Mines and Energy, and as required to maintain the Property in good standing and will file all property work for assessment purposes ; and make all other payments which may be necessary in that regard, including licence fees and mining lease fees.

(c)

permit the Optionor, or its representative, duly authorized by it in writing, at its own risk and expense, access to the Property at all reasonable times and to all records prepared by Crosshair in connection with work done on or with respect to the Property, provided the Optionor shall not, without the prior written consent of Crosshair, disclose any information obtained by it or communicated to it, to any third party except as may be required by regulatory bodies having jurisdiction;

(d)

furnish to the Optionor as soon as practical in each year but not later than sixty (60) days after the fiscal year end of Crosshair, a comprehensive written report on the work carried out by Crosshair on or with respect to the Property during the preceding year and results obtained together with copies of all exploration, drilling and assay results filed as assessment reports;

(e)

conduct all work on or with respect to the Property in a careful and minerlike manner and in compliance with all applicable laws, rules, orders and regulations;

(f)

during the currency of the Option, Crosshair shall do all things necessary to maintain the rights to the Property and  shall not divest, discharge or allow any claim, lease or interest in the Property to lapse without the express prior written consent of the Optionor; and

(g)

upon default of any of clauses 2, 3 and 4, all transfers of licenses under section 8 become nul and void if not rectified within 30 days after notice by the Optionor.

6.

Covenants of the Optionor

The Optionor covenants with and represents and warrants to Crosshair that:

(a)

the Optionor has the authority to enter into this Agreement and is the registered holder of a 100% undivided interest in the mentioned licences set out in Schedule “A”;

(b)

each of the mineral claims comprising the Property has been duly and validly located and recorded in accordance with the applicable laws of Newfoundland and are valid and subsisting mineral claims as of the date of execution and delivery of this Agreement;

(c)

the Property is in good standing, free and clear of all liens, charges and encumbrances;

(d)

the entering into of this Agreement does not violate any of the terms or conditions of any existing agreement to which the Optionor is a party;

(e)

the Optionor is not a party to any agreement with any third party relating to the Property;

(f)

the Optionor has not transferred or encumbered or agreed to transfer or encumber the Property or all or any of its right, title or interest in or to the Property, except as provided for in this Agreement;

(g)

the Optionor has the exclusive right and authority to enter into this Agreement and to dispose of the Property in accordance with the terms hereof, and that no other person, firm or corporation has any proprietary or other interest in the same;

(h)

to the best of the Optionor knowledge, information and belief, any and all previous work conducted on the Property was conducted in compliance with all applicable laws;

(i)

the Optionor authorizes Crosshair to copy any and all notices and correspondence from government agencies in regard to the Property, or work conducted on the Property;

(j)

the Optionor  authorizes Crosshair to copy all technical data and geological information relating to the Property and housed at the Department of Mines and Energy; and

(k)

the Optionor is not required to provide copies of personal correspondences related to the property;

The representations and warranties of the Optionor hereinbefore set out form a part of this Agreement and are conditions upon which Crosshair has relied in entering into this Agreement and shall survive the acquisition of the Property by Crosshair.

7.

Termination

Crosshair may elect to terminate this Agreement at any time after the Approval Date provided Crosshair has made the payments specified under sections 3(a), 3(b), 4(a) and 4(b); providing 30 days written notice to Optionor as well as ensuring the properties are in good standing for the current assessment year. And at such time transfer the property back within 30 days.

8.

Transfer of Property

(a)

Within 14 days following the Approval Date, the Optionor shall deliver to Crosshair duly executed transfers of the appropriate interest in the licenses originally forming the Property which shall be acquired by Crosshair upon exercise of the Option (acknowledged by Crosshair to have been completed).

(b)

Within 14 days following the Second Approval Date, the Optionor shall deliver to Crosshair duly executed transfers of the appropriate interest in the New Licenses forming a portion of the Property which shall be acquired by Crosshair upon exercise of the Option.

(c)

Crosshair shall be entitled to record such transfers at its own cost with the appropriate government office to effect legal transfer of such interest in the Property into the name of Crosshair, provided that Crosshair shall hold such interest in the Property subject to the terms of this Agreement, it being understood that the transfer of such legal title to Crosshair prior to the exercise of the Option is for administrative convenience only.

9.

Royalty

(a)

Upon Crosshair completing its earn-in obligations under this Agreement and becoming vested as to its 90% interest therein, commencing on the date which is one year from such date, Crosshair will pay the Optionor an annual advance royalty of $200,000 per year until the Commencement of Commercial Production.

(b)

Upon the Commencement of Commercial Production, Crosshair shall pay to the Optionor a royalty (the “Royalty”), being equal to 2% of Net Smelter Returns, on the terms and conditions as set out in this paragraph and in Schedule B.

(c)

“Commencement of Commercial Production” means:

(i)

if a mill is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, the mill processed ore from the Property at 60% of its rated concentrating capacity; or

(ii)

if a mill is not located on the Property, the last day of a period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues; and providing

(iii)

any period of time during which ore or concentrate is shipped from the Property for testing purposes or during which milling operations are undertaken as initial tune-up, shall not be taken into account in determining the date of Commencement of Commercial Production.

(d)

Instalments of the Royalty payable shall be paid by Crosshair to the Optionor immediately upon the receipt by Crosshair of the payment from the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property. Crosshair shall not deduct any fees or charges from the Optionor’s NSR payment except advances paid against such royalty and normal costs associated with the final sale of the products.

(e)

Within 120 days after the end of each fiscal year, commencing with the year in which Commencement of Commercial Production occurs, the accounts of Crosshair relating to operations on the Property and the statement of operations, which shall include the statement of calculation of Royalty for the year last completed, shall be audited by the auditors of Crosshair at its expense.  The Optionor shall have 45 days after receipt of such statements by him to question the accuracy thereof in writing and, failing such objection, the statements shall be deemed to be correct and unimpeachable thereafter.

(a)

If such audited financial statements disclose any overpayment of Royalty by Crosshair during the fiscal year, the amount of the overpayment shall be deducted from future instalments of Royalty payable.

(g)

If such audited financial statements disclose any underpayment of Royalty by Crosshair during the year, the amount thereof shall be paid to the Optionor forthwith after determination thereof.

(b)

Crosshair agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and the Optionor or its agents shall have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of Royalty payments to be made by Crosshair to the Optionor pursuant hereto.  The Optionor shall have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

10.

Transfers

Crosshair may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all of its interest in and to the Property and this Agreement provided that (i) any purchaser, grantee or transferee of any such interest shall have first delivered to the Optionor its agreement relating to this Agreement and to the property, containing a covenant to perform all the obligations of Crosshair to be performed under this Agreement in respect of the interest to be acquired by it from Crosshair to the same extent as if this Agreement had been originally executed by such purchaser, grantee or transferee; (ii) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this paragraph 10; and (iii) upon the transfer by Crosshair of the entire interest at the time held by it in this Agreement, the Optionor shall have the right to sell its 10% interest in the Property to the purchaser of Crosshair’s interest on a pro rata basis.

11.

Surrender of Property Interests Prior to Exercise of the Option

Crosshair may at any time during the Option Period elect to abandon any one or more of the mineral claims comprised in the Property by giving notice to the Optionor of such intention.  Any claims so abandoned shall be in good standing for the remainder of the current assessment year under the laws of the jurisdiction in which they are situate.  Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property and, if title to such claims has been transferred to Crosshair, Crosshair shall retransfer such title to the Optionor at Crosshair’s expense within 30 days.

12.

Surrender of Property Interests After Exercise of the Option

Crosshair may at any time after Year 5 and before the Commencement of Commercial Production abandon any one or more of the mineral claims in the Property by giving notice to the Optionor of such intention and completing a transfer back to the Optionor of the abandoned claims, in good standing for the current assessment year, and agree not to re-stake or re-acquire these claims, or the re-staked or re-acquired claims shall again become subject to the terms of this Agreement. This clause shall survive expiry and termination of this Agreement.

Upon any such abandonment, the mineral claims so abandoned shall for all purposes of this Agreement cease to form part of the Property.  If Crosshair abandons the entire Property, Crosshair shall be deemed to be discharged from all obligations hereunder, save and except for the payment of the Royalty accrued prior to the date of the abandonment of the Property.

13.

Force Majeure

(a)

If Crosshair is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of Crosshair, the time limited for the performance by Crosshair of its obligations hereunder other than payment of cash or Shares, shall be extended by a period of time equal in length to the period of each such prevention or delay, but nothing herein shall discharge Crosshair from its obligations hereunder to maintain the Property in good standing;

(b)

Crosshair shall give prompt notice to the Optionor of each event of force majeure and upon cessation of such event shall furnish to the Optionor with notice to that effect together with particulars of the number of days by which the obligations of Crosshair hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

(c)

After the Commencement of Commercial Production, Crosshair shall work, mine and operate the Property during such time or times as Crosshair in its sole judgment considers such operations to be profitable.  Crosshair may suspend or curtail operations, both before and after Commencement of Commercial Production, during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in Crosshair’s sole judgment, has accumulated or would otherwise accumulate.

14.

Default

If at any time during the Option Period Crosshair is in default of any provision in this Agreement, the Optionor may terminate this Agreement, but only if it shall have first given to Crosshair a notice of default containing particulars of the obligation which Crosshair has not performed, or the warranty breached and Crosshair has not, within 45 days following delivery of such notice, cured such default by appropriate payment or performance.

15.

General

(a)

This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement including the Original Moran Lake Agreement.

(b)

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be consent to or a waiver of any other breach or default.

(c)

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

(d)

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e)

This Agreement shall be governed by and construed in accordance with the laws of British Columbia and shall be subject to the approval of all securities regulatory authorities having jurisdiction.

(f)

Time shall be of the essence in this Agreement.

(g)

Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

(h)

Any reference in this Agreement to currency shall be deemed to be Canadian currency.

(i)

The parties to this Agreement expressly acknowledge having received independent legal advice in respect of this Agreement prior to execution.

16.

Government Grants

All monies that are held as security deposits with the Newfoundland Government as of the date of this Agreement will be refunded to Optionor upon filing of the required assessment work.

The parties agree that for Government grants received for work on the Property, as funded by Crosshair, such reimbursement cheques shall be paid to Crosshair.

17.

Area of Interest

There shall be, for the purposes of this Agreement, an area of interest “Area of Interest” that shall include all property within 4 km from the outer boundary of the Property.

If either party then acquires property within the Area of Interest after October 1, 2004, whether by map staking or through a third party, then the acquiring party shall offer the property to the other party for inclusion in the Property subject to the terms of this Agreement.  If Crosshair acquires any such property during the Option Period, then those costs will be credited towards Eligible Exploration Expenditures.  If the Optionor acquires property within the Area of Interest during the Option Period and Crosshair accepts them as part of the Property with written notice, then Crosshair shall pay 100% of the acquisition costs, which shall be credited towards Eligible Exploration Expenditures.

18.

Assignment

This Agreement shall inure to the benefit of and be binding upon each party’s heirs, executors, assigns and successors.   The Optionor may sell, assign or transfer all or any portion of his rights or interests in and to this agreement to any 3rd party, firm, corporation or trust at any time with no first right of refusal to Crosshair or its assigns.

19.

Confidentiality

The parties agree to keep all information pertaining to this Agreement and all data and information concerning the Property confidential unless required by regulatory or similar related disclosure.

20.

Notice

Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered or if mailed by registered mail in Canada (save and except during the period of any interruption in the normal postal service within Canada) or sent by prepaid telegram or by telecopier, in the case of the Optionor addressed as follows:

32 Miller's Road

Conception Bay South, Newfoundland

A1W 2J6

Attention:

Lewis Murphy

Telephone No.:

(709) 781-2013

and in the case of Crosshair addressed as follows:

Suite 2300, 1066 West Hastings Street

Vancouver, British Columbia

V6E 3X2

Attention:

Mark J. Morabito, President

Telephone No.:

(604) 604-8273

Fax:

(604) 601-8250

Email:

mark@crosshairexploration.com

and any notice given as aforesaid shall be deemed to have been given, if delivered, when delivered, if telecopied, when received, or if mailed, or telegraphed, on the third business day after the date of mailing or telegraphing thereof.  Either party may from time to time by notice in writing change its address for the purpose of this section.

2.

Counterparts

This Agreement, notices and future amendments, if any, associated with it may be signed by facsimile in as many counterparts as may be required.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the day and year first above written.

SIGNED, SEALED and DELIVERED by LEWIS MURPHY  in the presence of:

______________________________________
Name
______________________________________
Address
______________________________________

______________________________________
Occupation

) ) ) ) ) ) ) ) ) ) )	______________________________________ LEWIS MURPHY

SIGNED, SEALED and DELIVERED by Crosshair Exploration & Mining Corp  in the presence of:

______________________________________
Name
______________________________________
Address
______________________________________

______________________________________
Occupation

) ) ) ) ) ) ) ) ) ) ) ) )	Crosshair Exploration & Mining Corp. ______________________________________ Authorized Signatory

SCHEDULE “A” – MINERAL PROPERTY LICENCES

Licence #	# Claims	Date Issued
Licence 8973M	30	7/22/2002	$5,954.70 to be expended by 7/22/2005
Licence 8966M	30	7/22/2002	$5,025.98 to be expended by 7/22/2006
Licence 9035M	7	8/12/2002	$917.58 to be expended by 8/12/2006

NEW LICENCES

Licence #	# Claims	Date Issued
Licence 9781M	3	12/01/2003	$6921.04 to be expended by 12/01/2005
Licence 9782M	24	12/01/2003	$5,932.32 to be expended by 12/01/2005
Licence 9783M	28	12/01/2003	$741.64 to be expended by 12/01/2005
Licence 10562M	30	01/31/2005	$6,000.00 to be expended by 01/31//2006
Licence 10613M	30	02/22/2005	$6,000.00 to be expended by 02/22/2006
Licence 10614M	10	02/22/2005	$2,000.00 to be expended by 02/22/2006
Licence 10615M	20	02/21/2005	$4,000.00 to be expended by 02/21/2006
Licence 10616M	42	02/21/2005	$8,400.00 to be expended by 02/02/2006

SCHEDULE “B”

NET SMELTER RETURN

ROYALTY TERMS

1.1

Definitions: In this Schedule, the following capitalized terms and expressions shall have the following meanings.

a)

Cost means

i)

all costs charges and expenses incurred in smelting, refining and other treatment of the Product;

ii)

all costs freight and transportation of Product from the mine to the smelter, refiner or other party taking delivery of the Product;

iii)

all costs or expenses incurred with respect to insurance, sampling and assay costs and umpire assay costs for the Product;

iv)

all non-recoverable export, sales, and value added taxes imposed on or in connection with the sale of the Product; and

v)

all fair market brokerage commissions and other reasonable costs of marketing and selling the product;

b)

“Fiscal Period” means each calendar quarter or such other period of three (3) consecutive months adopted by the Operator or the Royalty Payor as a fiscal period for calculation and payment of the royalty to the Royalty Holder.

c)

“Net Smelter Return” and “NSR” means the amount of the excess, if any, of Revenue, less Costs.  All or any exploration, development and mine construction costs and interest thereon are not to be charged or deducted from the NSR.

d)

“Net Smelter Royalty” means the Royalty Holders right to receive two (2%) percent of the Net Smelter Return

e)

“Product” means or “Products” means all ores, metals and minerals, including uranium, which are located on, under or about the Royalty Lands, including those which are mined, extracted or produced from the Royalty Lands and any concentrates or other materials or products derived therefrom, but excluding sand, gravel and surficial deposits.

f)

“Revenue” means all revenues received by the Royalty Payor or its nominee for its own account during each Fiscal Period from the sale of Product produced during commercial production from the Royalty Lands the value of which shall be determined as follows:

i)

on the basis of the actual gross proceeds of disposition of such Yellow Cake; and

ii)

for all products where the Product is sold by the Royalty Payor to any person who is not dealing at arm’s length with such Royalty Payor, the value is the greater of (A) the actual sales price for such Product, or (B) the fair market value of such Product;

g)

“Royalty Holder” means the Optionor, his executor, successor or assigns.

h)

“Royalty Lands” means the Property listed in Schedule “A:; and

i)

“Royalty Payor” means Crosshair.

2.1

Calculation of Net Smelter Return and Royalty:  For each Fiscal Period occurring after Products are first mined or extracted from the Royalty Lands, each Royalty Payor shall deliver to the Royalty Holder, within ninety (90) days following the expiration of such Fiscal Period, a statement setting forth in reasonable detail the calculation of the amount of Revenues, Costs,  Net Smelter Return and Net Smelter Royalty.  For greater certainty, the amount of the Net Smelter Royalty shall be the product of the Net Smelter Return multiplied by the applicable Net Smelter Royalty percentage.

2.2

Payment of Royalties:  Each Royalty Payor shall pay to the Royalty Holder the amount of the Net Smelter Royalty, as calculated in accordance with Section 2.1 above, at the same time the statement required by Paragraph 2.1 here is delivered to the Royalty Holder.

2.3

Allocation of Actual Proceeds:  The determination of the Net Smelter Royalty is based on the premise that production will be developed solely on or from the Royalty Lands.  However, if other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each property are not readily segregated on a practical or equitable basis, then a fair allocation of actual revenues and costs therefrom shall be made by agreement between the Royalty Holder and each Royalty Payor and, failing agreement, the allocation shall be determined by arbitration.

2.4

Records of Production and Sale of Product:  The Operator shall maintain for the Royalty Lands up to date and complete books and records relative to the production and sale of Product including accounts, statements and returns relating to the treatment and smelting arrangements of the Product, and the Royalty Holder or its agents shall have the right at all reasonable times, including for a period of twelve (12) months following the cessation of production upon the Royalty Lands, to inspect such books and records and make copies thereof at its own expense for the purpose of verifying the amount of Net Smelter Royalty payable to the Royalty Holder.